EXHIBIT 10.44

ATLANTIC CAPITAL BANCSHARES, INC.
EXECUTIVE OFFICER LONG TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017)
SECTION 1
PURPOSE
The purpose of this Plan is to provide an incentive for each Participant to improve the Company's performance during each Bonus Period using the Performance Metrics set by the Committee under this Plan to measure such improvement. The Plan is also intended to align management and shareholder interests; focus Participants on the achievement of long-term results; support the growth and profitability of the Company and the Bank; and retain executive talent.
SECTION 2
DEFINITIONS
In addition to other terms defined herein, the following terms shall have the meanings given:
“Affiliate” means any majority-owned subsidiary or other entity controlled by, controlling or under common control with the Company.
“Applicable Law” means any applicable laws, rules or regulations, including the listing or other rules of any applicable stock exchange.
“Award” means the bonus opportunity granted by the Committee to a Participant for a Bonus Period.
“Award Certificate” means the document which evidences the terms and conditions of an Award to a Participant under this Plan for a Bonus Period.
“Base Salary” means a Participant's annual base salary as approved by the Board or the Committee, as in effect on December 31st of the first year of a Bonus Period (unless the Committee determines otherwise).
“Beneficiary” means the individual designated by a Participant on the form provided for this purpose by the Company to receive the Bonus, if any, payable on his or her behalf if the Participant dies before his or her Bonus is paid or, if no individual is so designated or if no individual so designated survives the Participant, the Participant's estate.
“Board” means the Board of Directors of the Company.
“Bonus” means a bonus, if any, payable under the terms of this Plan.

“Bonus Period” means a period of more than one calendar year, as established by the Committee and as set forth in an Award Certificate.
“Change in Control” means a "Change in Control" as defined in, and determined in accordance with the terms of, the 2015 Plan or other applicable Stock Plan (as determined by the Committee).
“Committee” means the Compensation Committee of the Board (or a subcommittee thereof) and/or the full Board (or a committee thereof) if and to the extent that the Board has delegated authority to administer the Plan to the Board. It is intended that Committee members shall be independent under applicable standards to the extent required by Applicable Law.
“Company” means Atlantic Capital Bancshares, Inc., a Georgia corporation, and any successor to such corporation.
“Common Stock” means the Company's common stock, $1.00 par value.
“Disability” means a Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, all as determined by the Committee.
“Maximum Bonus Performance Level” means the level of performance which will result in the payment of the maximum Bonus payable with respect to a particular Performance Metric.
“Participant” means an employee of the Company or an Affiliate of the Company who is designated as a participant in the Plan by the Committee.
“Plan” means this Atlantic Capital Bancshares, Inc. Executive Officer Long Term Incentive Plan, as amended and restated effective January 1, 2017, and as it may be further amended and/or restated from time to time.
“Performance Metric” means a performance-related metric set by the Committee to measure the performance on which a Bonus under this Plan will be based.
“Retirement” means a Participant's retirement pursuant to the terms of the Company's retirement policy for executives if the Committee and the Participant consent to such retirement.
“Stock Plan” means the Atlantic Capital Bancshares, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), the Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan (the “2015 Plan”), or any successor plan, in each case as amended and/or restated.
“Threshold Bonus Performance Level” means the minimum level of performance which must be attained to result in the payment of any Bonus with respect to a particular Performance Metric.
SECTION 3
PERFORMANCE METRICS; ELIGIBILITY
3.1    General. The Committee shall select the employees of the Company or any Affiliate who shall be eligible to participate in the Plan. The Bonus, if any, payable to a Participant for a Bonus Period shall be based on the extent to which the Committee determines in its discretion that a Performance Metric, or the Performance Metrics, applicable to a Participant is, or are, met for a Bonus Period.
3.2    Performance Metrics; Bonus Periods. The Committee shall set the Performance Metric, or the Performance Metrics, for each Participant for each Bonus Period. The Committee may set a Performance Metric based on individual performance, business unit or division performance or Company-wide performance or any combination of individual, business unit or division or Company-wide performance metrics. The Committee acting in its discretion shall determine at the end of each Bonus Period the level of performance achieved with respect to each Performance Metric for such Bonus Period. The Committee shall establish each Bonus Period. In the Committee’s discretion, and subject to Applicable Law, a Participant who is employed by the Company or an Affiliate, or selected to participate in the Plan, for only a portion of a Bonus Period may be eligible for payment of a pro rata Bonus, if and to the extent the Bonus is otherwise earned, based on a fraction, the numerator of which will be the number of full calendar months that the Participant was employed by the Company or an Affiliate or selected to participate in the Plan (as determined by the Committee), and the denominator or which will be the number of full calendar months in the Bonus Period.
3.3    Threshold Bonus Performance Level and Maximum Bonus Performance Level. The Committee shall establish a Threshold Bonus Performance Level for each Performance Metric, and no Bonus payment will be made with respect to that Performance Metric if the Threshold Bonus Performance Level is not achieved. The Committee shall also establish a Maximum Bonus Performance Level for each Performance Metric, and no additional Bonus payment will be made for that Performance Metric for performance which exceeds the Maximum Bonus Performance Level.
SECTION 4
BONUS COMPUTATION
4.1    General. Except as expressly provided in an Award Certificate, no Bonus will be payable to a Participant under this Plan unless the performance with respect to each Performance Metric set for the Participant equals or exceeds the Threshold Bonus Performance Level for that Performance Metric, as determined by the Committee.
4.2    Bonus. A Participant's Bonus opportunity, if any, under this Plan shall be expressed as a percentage of his or her Base Salary. The Committee shall determine if and to the extent that a Participant has earned a Bonus for any Bonus Period.
4.3    Bonus Break-Points. The Committee may establish at its discretion such break-points between the percentage of a Participant’s Base Salary payable as a Bonus for performance at any level between the Threshold Bonus Performance Level and the Maximum Bonus Performance Level for a Performance Metric as the Committee deems appropriate under the circumstances so that the Bonus, if any, payable to a Participant with respect to such Performance Metric is computed on a basis other than a straight-line interpolation between performance at the Threshold Bonus Performance Level and performance at the Maximum Bonus Performance Level. If no such break-points are established (and unless the Committee determines otherwise), then the amount of any Bonus based on performance at any level between the Threshold Bonus Performance Level and the Maximum Bonus Performance Level for any Performance Metric shall be determined by interpolation.

SECTION 5
BONUS PAYMENTS
5.1    Conditions to Payment.
(a)    General Rule. A Participant will be eligible for the payment of a Bonus, if any, determined under Section 4 if he or she is employed by the Company or an Affiliate on the date the Bonus is paid. Subject to Section 5.1(b) (and unless the Committee determines otherwise), a Participant will forfeit any right to the payment of any Bonus under this Plan if his or her employment with the Company or an Affiliate terminates for any reason whatsoever before the date the Bonus is paid.
(b)    Special Rules for Certain Terminations. A Participant whose employment with the Company or an Affiliate is terminated at any time before the date a Bonus is paid nevertheless may be eligible for the payment of such Bonus if his or her employment is terminated as a result of his or her Death, Disability or Retirement or is terminated under circumstances which the Committee in its discretion determines is comparable to a termination as a result of Death, Disability or Retirement; provided, however, that, (i) the Bonus shall be paid only if and to the extent that the Bonus is otherwise earned; and (ii) if a Participant's employment so terminates before the end of the Bonus Period, the Bonus which would have been payable to, or on behalf of, such Participant (if he or she had been employed by the Company or an Affiliate on the date the Bonus was paid) will be pro-rated using a fraction, the numerator of which will be the number of full calendar months he or she was employed by the Company or an Affiliate during the Bonus Period and the denominator of which will be the number of full calendar months in the Bonus Period.
5.2    Time and Form of Payment.
(a)    Time. Any Bonus payable under this Plan will be paid at such time as the Committee in its discretion determines that payment will be made; provided, however, that payment will (subject to Section 6 and Section 8) be made no earlier than January 1 of the calendar year immediately following the end of the Bonus Period and no later than March 15 of such calendar year (or otherwise in a manner intended to be exempt from, or to comply with, Code Section 409A).
(b)    Form. A Bonus at the discretion of the Committee may be paid to, or on behalf of, a Participant in a lump sum in cash or in Common Stock or in any combination of cash and Common Stock. The Committee shall have the discretion to decide whether a particular Participant will be paid in Common Stock or in cash, or in a combination of Common Stock and cash, and the Committee shall have the discretion to make one decision with respect to one Participant or Beneficiary and a different decision with respect to another Participant or Beneficiary. If payment is made in Common Stock, the value of the Common Stock, or the process to determine such value, will be determined by the Committee. Any shares of Common Stock issued under the Plan shall be issued under the 2006 Plan, the 2015 Plan or other applicable Stock Plan (as determined by the Committee). No shares of Common Stock will be issued under this Plan. Payments made in cash may, in the Committee’s sole discretion, be made in the form of Cash-Based Awards under the 2015 Plan or other applicable Stock Plan. Any shares of Common Stock or other benefit earned under this Plan and distributed under the 2006 Plan, the 2015 Plan or other applicable Stock Plan shall be subject to the terms and conditions of such Stock Plan and related award agreements or award certificates.
5.3    Beneficiary. If a Participant dies before the payment of his or her Bonus, the Bonus will be paid on the Participant's behalf to his or her Beneficiary.

5.4    Tax Withholdings. The payment of any Bonus under this Plan will be made subject to applicable tax withholdings which may be made from a Bonus or deducted from a Participant's other compensation.
5.5    Source of Funds. Any cash payment made under this Plan will be made from the Company's general assets.
5.6    Creditor Status. A Participant's status as a creditor of the Company with respect to a claim for a Bonus under this Plan will be no higher than the status of a general and unsecured creditor of the Company.
SECTION 6
CHANGE IN CONTROL
In the event of a Change in Control, the Committee (as constituted immediately prior to the Change in Control) shall, in its sole discretion, determine whether and to what extent the Performance Metrics have been met or shall be deemed to have been met with respect to Bonus Periods in effect for the year in which the Change in Control occurs and for any completed Bonus Period for which a determination has not yet been made regarding the extent, if any, to which Bonuses have been earned; provided, however, that, in the event any such Bonuses are settled in shares of Common Stock issued under a Stock Plan, such stock-settled Bonuses shall be subject to the terms of the relevant Stock Plan and applicable award agreement.
SECTION 7
OPERATION AND ADMINISTRATION
The Committee acting in its discretion will be responsible for the operation and administration of this Plan, and the Committee in connection with the exercise of such discretion may interpret any provision which the Committee deems ambiguous, may cure any provision which the Committee deems defective and may take any other action which the Committee deems necessary or appropriate under the circumstances, including making exceptions to the express terms of this Plan when called for under the terms of an employment or other agreement between the Company and a Participant. All determinations and calculations required under this Plan shall be made by the Committee and shall be binding on the Company, on each Participant and Beneficiary and on each other person who has an interest in such determination or calculation. The Committee may in its discretion delegate to the Chief Executive Officer or other officers ministerial or other administrative authority under the Plan, subject to the requirements of Applicable Law and the terms and conditions established by the Committee.
SECTION 8
AMENDMENT AND TERMINATION
The Plan may be amended, suspended and/or terminated at any time by the Board; provided that (i) approval of an amendment to the Plan by the shareholders of the Company shall be required if and to the extent that shareholder approval is required by Applicable Law; and (ii) amendment or termination of the Plan shall not, without the consent of a Participant with respect to Bonus award opportunities which are outstanding at the time of such amendment or termination, be made if such action would materially adversely affect the rights of the Participant with respect to such outstanding Bonus award opportunities. For clarification, and without limiting the effect of the preceding, with respect to Bonus Periods that were previously in effect as of January 1, 2017 (the effective date of the amendment and restatement of the Plan), Participant consent of the terms of the amended and restated Plan shall be required if such amendments would materially adversely affect a Participant’s rights with respect to Bonus award opportunities that were outstanding immediately prior to January 1, 2017. Notwithstanding the other provisions of this Section 8, the Committee shall have unilateral authority to amend the Plan (or any Bonus or Award Certificate) to the extent necessary to comply with Applicable Law or changes in Applicable Law.
SECTION 9
MISCELLANEOUS
9.1    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the conflict of laws provisions of any state, and in accordance with any applicable laws of the United States.
9.2    Successors. This Plan shall be binding on the Company, any successor to the Company (whether by contract or by operation of law) and on any Participant or Beneficiary of a Participant and on any other person who might have an interest in any Bonus.
9.3    Right of Offset. The Company shall have the right (subject to any Code Section 409A considerations) to reduce any Bonus otherwise payable under this Plan to, or on behalf of, any Participant by the amount of any obligation which the Participant has to the Company or any Affiliate of the Company that is or has become due and payable to the Company or such Affiliate.
9.4    No Assignment. A Participant shall not have the right to alienate or otherwise transfer or assign any interest in any Bonus to any person whomsoever absent the express written consent of the Committee, and any attempt to do so absent such express written consent shall be null and void ab initio.
9.5    Headings. The headings to sections of this Plan are solely for the convenience of the reader and shall not be taken into account in the construction or interpretation of this Plan.
9.6    Code Section 162(m). At the Committee’s discretion, Bonuses earned under this Plan and payable under the 2015 Plan or other Stock Plan may be structured as qualified performance-based awards intended to comply with the deduction exception under Code Section 162(m). In such event, such Bonuses shall be subject to the terms and conditions applicable to awards intended to qualify for the performance-based compensation exception under the 2015 Plan or other Stock Plan, or as may otherwise be imposed under Code Section 162(m) and related regulations. Notwithstanding the foregoing, nothing in the Plan or any Stock Plan shall require that Bonuses payable under the Plan be structured to comply with Code Section 162(m), and the Committee shall have full discretion to grant Bonuses that are not intended to comply with Code Section 162(m).
9.7    Compliance with Applicable Law. The Company may impose such restrictions on any benefits provided under the Plan as may be required under Applicable Law. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to make any distribution of benefits or take any other action unless such distribution or action is in compliance with Applicable Law.
9.8    Compliance with Recoupment, Ownership and Other Policies or Agreements. Notwithstanding anything in the Plan to the contrary, the Committee may, at any time, in its discretion provide that benefits payable under the Plan shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to participation in the Plan and receipt or retention of any benefit under the Plan, the Committee may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.
9.9    Adjustments. The Committee shall have authority to adjust or modify the terms of the Plan, Bonuses and/or Performance Metrics due to extraordinary items, transactions, events or developments, or in recognition of other unusual, nonrecurring or infrequent events affecting the Company or the financial statements of the Company, or in response to changes in Applicable Law or accounting principles, subject to the requirements of Applicable Law.
9.10    Code Section 409A. Notwithstanding any other provision in the Plan to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any benefit under the Plan, it is the general intention of the Corporation that the Plan and any such benefit shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are permitted by the Compensation Committee and structured to be in compliance with or exempt from Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provision or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan, and (ii) terms used in the Plan shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any benefit shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Bank, the Board, the Compensation Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith. Notwithstanding any provision to the contrary in the Plan, if a Participant is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his or her “separation from service,” or (ii) the date of his or her death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Participant in a lump sum, and any remaining payments shall be made as provided in the Agreement and in a manner in accordance with Code Section 409A. Whenever payments under the Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.
[Signature Page to Follow]

IN WITNESS WHEREOF, Atlantic Capital Bancshares, Inc. has caused a duly authorized officer to execute this Plan on its behalf to evidence its approval of this Plan.
Atlantic Capital Bancshares, Inc.
By: /s/ Douglas L. Williams
Name: Douglas L. Williams
Title: President & Chief Executive Officer
Plan initially approved: April 18, 2012
Plan amended and restated October 20, 2016 to be effective: January 1, 2017